Newsletter - Q4 2020

Notes from the CEO
Net income during our fourth quarter 2020 (Q4 or July, August and September) was $1,871,708, versus negative $(4,719,215) during the same three months of FY 2019. Modified Earnings Before Income Tax Depreciation and Amortization (MEBITDA) for Q4 2020 was $4,593,688 versus $1,385,967 during the same period last year. Net income for FY 2020 is negative $(441,942) and was negative $(8,497,226) in the comparative period of FY 2019. For the fiscal year, MEBITDA is $11,342,733 for FY 2020 and compared to $2,965,689 during FY 2019.
The following table provides comparative data relating to certain operating measures from Q4 of our 2020 fiscal year versus the same period last year. In addition, the twelve month values are provided for your reference as well.
Table 1.  Operational and Financial Summary

Description	Three Months Ended September 30, 2020	Three Months Ended September 30, 2019	Twelve Months Ended September 30, 2020	Twelve Months Ended September 30, 2019
Production (million gal)	31.70	32.70	117.81	129.29
Ethanol Yield (den gal/bu)	2.845	2.919	2.880	2.903
Ethanol Price (per gal)	$1.22	$1.36	$1.24	$1.28
Corn Price (per bushel)	$3.29	$3.80	$3.48	$3.71
Corn Oil Yield (lbs/bu)	0.88	0.97	0.94	0.98
BTU’s/gallon	22,408	21,220	24,357	22,766
Steam/Natural Gas cost per MMBTU	$2.43	$2.99	$2.62	$3.53
kWh/gallon	0.697	0.699	0.677	0.666
Chemical cost ($/gal)	0.072	0.097	0.083	0.098

Performance
The fourth quarter of the 2020 fiscal year proved to be a significant improvement from a margin opportunity perspective. And while the impact of COVID on our economic fortunes for the year was substantial, being able to generate MEBITDA that was approximately $8.4 million greater than the previous year was, all things considered, an achievement. We continue to work on our “5-10-20” initiative. As a reminder, the “5” represents a goal of 5% increase in efficiency/yield. To that end, with the conclusion of our usage of Enogen in September, we began exploring other alpha amylase products.

The “10” in the “5-10-20” program represents the goal of 10% reduction in production expense. As Table 2 shows, we are making good progress with a 2.5 cent per gallon decrease from FY 2019 to FY 2020. Compared to FY 2018, production expenses have been reduced by approximately 5.5 cents per gallon. Spread over the gallons produced during FY 2020 that represents a nearly $3 million reduction of expenses versus FY 2019 and nearly $6.5 million reduction versus FY 2018. Ultimately, we expect to be no greater than 36.4 cents per gallon upon completion of our goal.

For further performance comparison of operating measures, the cost of production data on a cents per gallon basis is presented in Table 2.
[The following table excludes non cash depreciation that is included in "Fixed Cost" and "General and Administrative Cost" ("G&A") in the Statement of Operations included later in this document in the calculation of the cost per gallon of ethanol produced].

Table 2. Cost per gallon

Metric	Fiscal 2020	Fiscal 2019	Fiscal 2018
Variable Cost	$0.2068	$0.2456	$0.2544
Fixed Cost	0.1292	0.1208	0.1413
G&A Cost	0.0433	0.0379	0.0387
Total	$0.3793	$0.4043	$0.4344

It bears mentioning that our cost per gallon comparison is impacted by the reduced gallons produced in FY 2020 as a result of COVID and the economics that caused us to slow production. In FY 2020, SIRE produced ~11.5 million fewer gallons than in FY 2019.

Looking Ahead
The first two months of FY 2021 continued to provide reasonable margins. However, as of this writing, the latest surge of COVID cases is causing a number of key areas of the country to take more stringent action to limit the spread. These measures are once again impacting demand for fuel, and by extension, ethanol. Winter typically represents a lower margin opportunity for the ethanol industry and restrictions on mobility may exacerbate this normal cycle. Against this near-term concern is the news that the first vaccine for use in the United States has been approved. While the rollout will take time, we can say that there is light at the end of the tunnel.

Mike Jerke, CEO
Southwest Iowa Renewable Energy, LLC
712.352.5002

Financial Results

SOUTHWEST IOWA RENEWABLE ENERGY, LLC Summary Statements of Operations (Dollars in thousands, except per unit data)
	Twelve Months Ended September 30,
	2020	2019
Revenues	$198,614	$216,993
Cost of Goods Sold	192,889	219,017
Gross Margin	5,725	(2,024)

General and administrative expenses	5,169	4,837
Interest and other expense, net	998	999
Change in fair value of put option liability	—	637
Net (Loss)	$(442)	$(8,497)

Weighted Average Units Outstanding, Basic	9,899	13,327
Weighted Average Units Outstanding, Diluted	9,899	13,327
Net (Loss) per unit, Basic	$(44.65)	$(637.58)
Net (Loss) per unit, Diluted	$(44.65)	$(637.58)

Modified EBITDA
Management uses Modified EBITDA, a non-GAAP measure, to measure the Company’s financial performance and to internally manage its business. Management believes that Modified EBITDA provides useful information to investors as a measure of comparison with peer and other companies. Modified EBITDA should not be considered an alternative to net income or cash flow as determined in accordance with generally accepted accounting principles. Modified EBITDA calculations may vary from company to company. Accordingly, our computation of Modified EBITDA may not be comparable with a similarly-titled measure of another company.

Modified EBITDA, which is defined as earnings before interest, income taxes, depreciation, amortization, unrealized hedging gains and losses, and other significant noncash expenses was $11.3 million for the twelve months ended September 30, 2020, compared to $3.0 million for the twelve months ended September 30, 2019. The following sets forth the reconciliation of net income to Modified EBITDA:

	Twelve Months Ended September 30,
	2020	2019
	in 000's	in 000's

Net (Loss)	$(442)	$(8,497)
Interest expense, Net	2,085	1,069
Depreciation	10,694	10,230
EBITDA	12,337	2,802

Unrealized Hedging (gain)	(995)	(473)
Change in fair value of put option liability	—	637

Modified EBITDA	$11,342	$2,966

About Southwest Iowa Renewable Energy, LLC:
SIRE is located on 275 acres in Council Bluffs, Iowa, operating a 140 million gallon per year ethanol plant. SIRE began producing ethanol in February, 2009 and sells its ethanol, distillers grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim.
This newsletter contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by SIRE and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K , important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE's business, and the effects of general economic conditions on SIRE. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. SIRE further cautions that such factors are not exhaustive or exclusive. SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

Brett Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0392